Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Quynh McGuire, Vice President, Investor Relations
412 227 2049
McGuireQT@koppers.com

Koppers Reports Third Quarter 2023 Results; Reaffirms 2023 Outlook

Third Quarter Record Sales of $550.4 Million vs. $536.1 Million in Prior Year Quarter

Third Quarter Diluted EPS of $1.22 vs. $0.91 in Prior Year Quarter

Third Quarter Adjusted EPS of $1.32 vs. $1.19 in Prior Year Quarter

PITTSBURGH, November 3, 2023 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds, today reported net income attributable to Koppers for the third quarter of 2023 of $26.3 million, or $1.22 per diluted share, compared to $19.1 million, or $0.91 per diluted share, in the prior year quarter.

Adjusted net income attributable to Koppers and adjusted earnings per share (EPS) were $28.6 million and $1.32 per share for the third quarter of 2023, compared to $25.1 million and $1.19 per share in the prior year quarter. Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2023 was $70.7 million, compared with $68.8 million in the prior year quarter.

Consolidated sales of $550.4 million, a third quarter record, increased by $14.3 million, or 2.7 percent, compared with $536.1 million in the prior year quarter.

The Railroad and Utility Products and Services (RUPS) business delivered record third-quarter sales and record quarterly profitability as a result of pricing increases along with higher volumes for crossties and crosstie recovery, partially offset by increased raw material and operating costs. Notably, the favorable segment performance was driven by third-quarter records in sales, operating profit and adjusted EBITDA from the domestic utility pole business.

The Performance Chemicals (PC) segment generated record third-quarter sales and record quarterly profitability as renegotiated customer contracts allowed for price increases to address higher raw material and other operating costs experienced in the prior year, as well as volume increases on a net basis globally.

The Carbon Materials and Chemicals (CMC) segment sales and profitability declined from the prior year, primarily due to lower prices and volumes related to weaker market demand for carbon pitch and phthalic anhydride, partly offset by reduced raw material costs and operating expenses.

President and CEO Leroy Ball said, “I am happy to report that our third-quarter financial results demonstrate continued solid progress toward our short- and long-term strategic goals. Profitability was strong overall, driven by record quarterly adjusted EBITDA in our PC and RUPS businesses, while our CMC business held its own in a tougher market environment. PC benefited from strong volumes in residential and industrial wood preservatives and higher average pricing to recoup inflationary cost increases from the past two years. High demand for utility poles due to increased infrastructure spending, plus higher average pricing for treated wood products to recover cost inflation, boosted RUPS quarterly results.

"I’m especially pleased in the pull-through of earnings to cash for the quarter, resulting in cash generated from operations of $81.6 million, an all-time quarterly high for Koppers. For these reasons and more, I applaud our global Koppers team, who continues to outperform across many varied economic environments.”

Third Quarter Financial Performance

•
RUPS reported record third-quarter sales of $234.0 million, an increase of $26.3 million, or 12.7 percent, compared to $207.7 million in the prior year quarter. Excluding an unfavorable impact from foreign currency changes of $0.4 million, sales increased by $26.7 million, or 12.9 percent, from the prior year quarter. The sales increase was largely due to a net $20.3 million of pricing increases across multiple markets, particularly for crossties and utility poles in the United States. In addition, increased volumes for crossties and higher activity in the crosstie recovery business contributed to the sales growth. The increases were partly offset by lower activity in the other maintenance-of-way businesses and decreased volumes in utility poles in Australia. Adjusted EBITDA, a quarterly record, was $25.1 million, or 10.7 percent, compared with $15.5 million, or 7.5 percent, in the prior year quarter. Profitability increased due primarily to net sales price increases and improved plant utilization, which more than offset higher raw material and operating costs and increased selling, general and administrative expenses. The domestic utility pole business achieved third-quarter records in sales, operating profit and adjusted EBITDA which contributed to the strong results.
•
PC delivered record third-quarter sales of $179.4 million, an increase of $26.3 million, or 17.2 percent, compared to sales of $153.1 million in the prior year quarter. Excluding an unfavorable foreign currency impact of $0.3 million, sales increased by $26.6 million, or 17.4 percent, from the prior year quarter. The year-over-year sales growth was the result of global price increases of $15.7 million, or 10.3 percent, particularly in the Americas for copper-based preservatives. Volumes increased by 7.1 percent globally, reflecting a 10.2 percent increase in the Americas, partly offset by volume decreases in Australasia. Adjusted EBITDA, a quarterly record, was $35.2 million, or 19.6 percent, compared with $16.7 million, or 10.9 percent, in the prior year quarter. Profitability grew primarily due to the price increases as well as higher volumes for wood treatment preservatives in the Americas. The price increases more than offset higher raw material costs and increased selling, general and administrative expenses.
•
Sales for CMC of $137.0 million decreased by $38.3 million, or 21.8 percent, compared to sales of $175.3 million in the prior year quarter. Excluding a favorable foreign currency impact of $1.5 million, sales decreased by $39.8 million, or 22.7 percent, from the prior year quarter. The sales decline was driven by reduced market demand, with $24.3 million of lower sales prices across most products, including carbon pitch, where prices were down approximately 10 percent globally, along with $25.9 million of lower volumes of carbon pitch and phthalic anhydride. The decreases were partly offset by volume increases for refined tar and carbon black feedstock. Adjusted EBITDA for the third quarter was $10.4 million, or 7.6 percent, compared with $36.6 million, or 20.9 percent, in the prior year quarter. The year-over-year profitability decrease was due to lower prices and volumes, partly offset by reduced raw material costs and operating expenses, particularly in North America, and $2.3 million of insurance proceeds recognized in the current year period.
•
Capital expenditures for the nine months ended September 30, 2023, were $91.3 million, compared with $80.0 million for the prior year period. Net of insurance proceeds and cash provided from asset sales, capital expenditures were $88.3 million for the current year period, compared with $75.1 million for the prior year period.

2023 Outlook

Koppers remains committed to expanding and optimizing its business and making continued progress on the company's strategic pillars toward its long-term financial goals. After considering global economic conditions, as well as the ongoing uncertainty associated with geopolitical and supply chain challenges, Koppers continues to expect 2023 sales of approximately $2.1 billion, compared with $1.98 billion in the prior year. Adjusted EBITDA is anticipated to be in the range of $253 million to $257 million in 2023, compared with $228.1 million in the prior year.

The effective tax rate for adjusted net income attributable to Koppers in 2023 is projected to be approximately 28 percent, which is slightly below the adjusted tax rate in 2022. Accordingly, 2023 adjusted EPS is forecasted to be in the range of $4.35 to $4.55 per share, compared with $4.14 per share in the prior year.

Koppers anticipates capital expenditures of approximately $110 million to $120 million in 2023, including capitalized interest, with $40 million to $50 million of the total allocated to discretionary projects that are expected to generate returns on investment of over 20 percent. Net of cash received from asset sales and property insurance recoveries, the net investment in capital expenditures is expected to be $105 million to $115 million.

Commenting on the forecast, Mr. Ball said, “As we prepare to close out 2023, we remain confident in finishing the year with adjusted EBITDA and adjusted EPS in the range of our recently increased guidance. For the fourth quarter, we anticipate normal seasonality in demand in most markets, except perhaps CMC, where markets remain in short-term turmoil. I believe we will finish the year with some of our best annual results and in the strongest financial condition since 2017. Looking ahead, we expect to bring our larger capital projects fully online in order to deliver $275 million of adjusted EBITDA in 2024.”

Koppers does not provide reconciliations of guidance for adjusted EBITDA and adjusted EPS to comparable GAAP measures, in reliance on the unreasonable efforts exception. Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include, but are not limited to, restructuring and impairment charges, acquisition-related costs, mark-to-market commodity hedging, and LIFO adjustments that are difficult to forecast for a GAAP estimate and may be significant.

Investor Conference Call and Webcast

Koppers management will conduct a conference call this morning, beginning at 11:00 a.m. Eastern Time to discuss the company’s results for the quarter. Presentation materials will be available at least 15 minutes before the call on www.koppers.com in the Investor Relations section of the company’s website.

Interested parties may access the live audio broadcast toll free by dialing 833-366-1128 in the United States and Canada, or 412-902-6774 for international, Conference ID number 10182690. Participants are requested to access the call at least five minutes before the scheduled start time to complete a brief registration. The conference call will be broadcast live on www.koppers.com and can also be accessed here.

An audio replay will be available approximately two hours after the completion of the call at 877-344-7529 for U.S. toll free, 855-669-9658 for Canada toll free, or 412-317-0088 for international, using replay access code 5351192. The recording will be available for replay through February 2, 2024.

###

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds. Our products and services are used in a variety of niche applications in a diverse range of end markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries. We serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, and Europe. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."

For more information, visit: www.koppers.com. Inquiries from the media should be directed to Ms. Jessica Franklin Black at BlackJF@koppers.com or 412-227-2025. Inquiries from the investment community should be directed to Ms. Quynh McGuire at McGuireQT@koppers.com or 412-227-2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Koppers believes that adjusted EBITDA, adjusted net income attributable to Koppers and adjusted earnings per share provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance. In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans and for certain performance share units granted to management.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure. Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release: Unaudited Reconciliation of Net Income to Adjusted EBITDA and Unaudited Reconciliations of Net Income Attributable to Koppers and Adjusted Net Income Attributable to Koppers and Diluted Earnings Per Share and Adjusted Earnings Per Share.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties.

All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding future dividends, expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.

Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; disruption in the U.S. and global financial markets; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(Dollars in millions, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net sales	$550.4	$536.1	$1,641.0	$1,497.9
Cost of sales	439.0	439.7	1,313.0	1,229.4
Depreciation and amortization	14.3	16.9	42.7	44.5
(Gain) on sale of assets	0.0	0.0	(1.8)	(2.5)
Selling, general and administrative expenses	43.8	36.7	129.1	116.4
Operating profit	53.3	42.8	158.0	110.1
Other income, net	0.2	0.8	0.2	1.8
Interest expense	19.0	11.4	53.3	32.3
Income from continuing operations before income taxes	34.5	32.2	104.9	79.6
Income tax provision	8.3	13.2	28.1	29.7
Income from continuing operations	26.2	19.0	76.8	49.9
Loss on sale of discontinued operations	0.0	0.0	0.0	(0.5)
Net income	26.2	19.0	76.8	49.4
Net income (loss) attributable to noncontrolling interests	(0.1)	(0.1)	0.5	(0.2)
Net income attributable to Koppers	$26.3	$19.1	$76.3	$49.6
Earnings (loss) per common share attributable to Koppers common shareholders:
Basic -
Continuing operations	$1.27	$0.91	$3.66	$2.38
Discontinued operations	0.00	0.00	0.00	(0.02)
Earnings per basic common share	$1.27	$0.91	$3.66	$2.36
Diluted -
Continuing operations	$1.22	$0.91	$3.54	$2.35
Discontinued operations	0.00	0.00	0.00	(0.03)
Earnings per diluted common share	$1.22	$0.91	$3.54	$2.32
Comprehensive income (loss)	$18.1	$(9.5)	$70.7	$(27.7)
Comprehensive income (loss) attributable to noncontrolling interests	0.0	(0.4)	0.4	(0.6)
Comprehensive income (loss) attributable to Koppers	$18.1	$(9.1)	$70.3	$(27.1)
Weighted average shares outstanding (in thousands):
Basic	20,828	20,897	20,838	21,024
Diluted	21,659	21,085	21,546	21,345

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions, except share and per share amounts)

	September 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$53.5	$33.3
Accounts receivable, net of allowance of $3.4 and $3.5	241.7	215.7
Inventories, net	369.6	355.7
Derivative contracts	4.7	3.1
Other current assets	30.0	29.0
Total current assets	699.5	636.8
Property, plant and equipment, net of accumulated depreciation of $461.9 and $462.1	607.8	557.3
Operating lease right-of-use assets	84.3	86.3
Goodwill	292.9	294.0
Intangible assets, net	105.2	116.1
Deferred tax assets	10.7	11.7
Other assets	9.8	9.2
Total assets	$1,810.2	$1,711.4
Liabilities
Accounts payable	$205.6	$207.4
Accrued liabilities	80.9	96.1
Current operating lease liabilities	22.4	20.5
Current maturities of long-term debt	4.0	0.0
Total current liabilities	312.9	324.0
Long-term debt	859.8	817.7
Accrued postretirement benefits	34.9	34.7
Deferred tax liabilities	22.9	21.5
Operating lease liabilities	61.8	66.3
Other long-term liabilities	41.9	44.2
Total liabilities	1,334.2	1,308.4
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 24,889,614 and 24,547,000 shares issued	0.2	0.2
Additional paid-in capital	280.1	263.9
Retained earnings	432.4	360.2
Accumulated other comprehensive loss	(103.3)	(97.3)
Treasury stock, at cost, 4,066,548 and 3,783,901 shares	(137.4)	(127.6)
Total Koppers shareholders’ equity	472.0	399.4
Noncontrolling interests	4.0	3.6
Total equity	476.0	403.0
Total liabilities and equity	$1,810.2	$1,711.4

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

	Nine Months Ended September 30,
	2023	2022
Cash provided by (used in) operating activities:
Net income	$76.8	$49.4
Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization	42.7	44.5
Stock-based compensation	13.0	10.0
Change in derivative contracts	0.0	9.0
Non-cash interest expense	4.1	2.2
(Gain) on sale of assets	(2.0)	(2.6)
Insurance proceeds	(0.8)	(0.7)
Deferred income taxes	1.6	1.1
Change in other liabilities	0.6	0.4
Other - net	(1.0)	5.3
Changes in working capital:
Accounts receivable	(27.5)	(59.0)
Inventories	(16.8)	(5.8)
Accounts payable	4.3	19.5
Accrued liabilities	(10.0)	(7.5)
Other working capital	(5.5)	1.6
Net cash provided by operating activities	79.5	67.4
Cash (used in) provided by investing activities:
Capital expenditures	(91.3)	(80.0)
Insurance proceeds received	0.8	0.7
Cash provided by sale of assets	2.2	4.2
Net cash used in investing activities	(88.3)	(75.1)
Cash provided by (used in) financing activities:
Net increase in credit facility borrowings	159.9	39.9
Borrowings of long-term debt	388.0	0.0
Repayments of long-term debt	(501.0)	(2.0)
Issuances of Common Stock	3.2	0.9
Repurchases of Common Stock	(9.8)	(18.5)
Payment of debt issuance costs	(4.9)	(4.8)
Dividends paid	(3.8)	(3.2)
Net cash provided by financing activities	31.6	12.3
Effect of exchange rate changes on cash	(2.6)	(7.3)
Net increase (decrease) in cash and cash equivalents	20.2	(2.7)
Cash and cash equivalents at beginning of period	33.3	45.5
Cash and cash equivalents at end of period	$53.5	$42.8
Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$16.1	$10.5
Accrued capital expenditures	5.6	7.6

UNAUDITED SEGMENT INFORMATION

(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net sales:
Railroad and Utility Products and Services	$234.0	$207.7	$681.5	$595.3
Performance Chemicals	179.4	153.1	507.2	439.1
Carbon Materials and Chemicals	137.0	175.3	452.3	463.5
Total	$550.4	$536.1	$1,641.0	$1,497.9
Adjusted EBITDA(1):
Railroad and Utility Products and Services	$25.1	$15.5	$63.2	$40.3
Performance Chemicals	35.2	16.7	93.8	57.9
Carbon Materials and Chemicals	10.4	36.6	45.5	77.8
Total	$70.7	$68.8	$202.5	$176.0
Adjusted EBITDA margin(2):
Railroad and Utility Products and Services	10.7%	7.5%	9.3%	6.8%
Performance Chemicals	19.6%	10.9%	18.5%	13.2%
Carbon Materials and Chemicals	7.6%	20.9%	10.1%	16.8%

(1)
The tables below describe the adjustments to arrive at adjusted EBITDA.
(2)
Adjusted EBITDA as a percentage of GAAP sales.

UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$26.2	$19.0	$76.8	$49.4
Interest expense	19.0	11.4	53.3	32.3
Depreciation and amortization	14.3	16.9	42.7	44.5
Income tax provision	8.3	13.2	28.1	29.7
Discontinued operations	0.0	0.0	0.0	0.5
Sub-total	67.8	60.5	200.9	156.4
Adjustments to arrive at adjusted EBITDA:
LIFO expense(1)	2.8	6.1	3.3	12.9
Impairment, restructuring and plant closure costs	0.1	0.3	0.1	0.2
(Gain) on sale of assets	0.0	0.0	(1.8)	(2.5)
Mark-to-market commodity hedging losses	0.0	1.9	0.0	9.0
Total adjustments	2.9	8.3	1.6	19.6
Adjusted EBITDA	$70.7	$68.8	$202.5	$176.0

(1)
The LIFO expense adjustment removes the entire impact of LIFO and effectively reflects the results as if we were on a FIFO inventory basis.

UNAUDITED RECONCILIATIONS OF NET INCOME ATTRIBUTABLE TO KOPPERS TO

ADJUSTED NET INCOME ATTRIBUTABLE TO KOPPERS AND

DILUTED EARNINGS PER SHARE AND ADJUSTED EARNINGS PER SHARE

(Dollars in millions, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income attributable to Koppers	$26.3	$19.1	$76.3	$49.6
Adjustments to arrive at adjusted net income:
LIFO expense(1)	2.8	6.1	3.3	12.9
Impairment, restructuring and plant closure costs	0.1	0.3	0.1	0.2
(Gain) on sale of assets	0.0	0.0	(1.8)	(2.5)
Mark-to-market commodity hedging losses	0.0	1.9	0.0	9.0
Write-off of debt issuance costs	0.0	0.0	2.0	0.4
Total adjustments	2.9	8.3	3.6	20.0
Adjustments to income tax and noncontrolling interests:
Income tax on adjustments to pre-tax income	(0.6)	(2.2)	(1.2)	(5.4)
Deferred tax adjustments	0.0	0.0	0.2	0.7
Noncontrolling interest	0.0	(0.1)	0.6	(0.2)
Effect on adjusted net income	2.3	6.0	3.2	15.1
Adjusted net income including discontinued operations	28.6	25.1	79.5	64.7
Loss on sale of discontinued operations	0.0	0.0	0.0	0.5
Adjusted net income attributable to Koppers	$28.6	$25.1	$79.5	$65.2
Diluted weighted average common shares outstanding (in thousands)	21,659	21,085	21,546	21,345
Earnings per share:
Diluted earnings per share - continuing operations	$1.22	$0.91	$3.54	$2.35
Diluted earnings per share - net income	$1.22	$0.91	$3.54	$2.32
Adjusted earnings per share	$1.32	$1.19	$3.69	$3.06
(1)
The LIFO expense adjustment removes the entire impact of LIFO and effectively reflects the results as if we were on a FIFO inventory basis.